Exhibit 10.1

PROSPERITY BANCSHARES, INC.

2012 STOCK INCENTIVE PLAN

I. PURPOSE

The purpose of the PROSPERITY BANCSHARES, INC. 2012 STOCK INCENTIVE PLAN (the “Plan”) is to provide a means through which PROSPERITY BANCSHARES, INC., a Texas corporation (the “Company”), and its Affiliates, may attract able persons to enter the employ of the Company and its Affiliates and to provide a means whereby those Employees and Directors, upon whom the responsibilities of the successful administration and management of the Company and its Affiliates rest, and whose present and potential contributions to the welfare of the Company and its Affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its Affiliates and their desire to remain in the Company’s and its Affiliates’ employ. A further purpose of the Plan is to provide such Employees and Directors with additional incentive and reward opportunities designed to enhance the profitable growth of the Company. Accordingly, the Plan provides for granting Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Phantom Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular Employee or Director as provided herein.

II. DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any provision hereof:

(a) “Affiliates” means any “parent corporation” of the Company and any “subsidiary corporation” of the Company within the meaning of Code Sections 424(e) and (f), respectively.

(b) “Award” means, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit Award, Phantom Stock Award, Performance Award or Stock Appreciation Right.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” means the occurrence of any of the following events: (i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company), (ii) the Company’s subsidiary bank is merged or consolidated into, or otherwise acquired by, an entity other than a wholly-owned subsidiary of the Company, (iii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company), (iv) the Company is to be dissolved and liquidated, (v) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote or control the voting) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (vi) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board. Notwithstanding anything herein to the contrary, and only to the extent that an Award is subject to Section 409A of the Code and payment of the Award pursuant to the application of the definition of “Change of Control” above would cause such Award not to otherwise comply with Section 409A of the Code, payment of an Award may occur upon a “Change of Control” only to the extent that the event constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A of the Code and the applicable Internal Revenue Service and Treasury Department regulations thereunder.

(e) “Change of Control Value” shall mean with respect to a Change of Control (i) the per share price offered to shareholders of the Company in any such merger, consolidation, reorganization, sale of assets or dissolution transaction, (ii) the price per share offered to shareholders of the Company in any tender offer, exchange offer or sale or other disposition of outstanding voting stock of the Company, or (iii) if such Change of Control occurs other than as described in clause (i) or (ii), the Fair Market Value per share of the shares into which Awards are exercisable, as determined by the Committee, whichever is applicable. In the event that the consideration offered to shareholders of the Company consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

(f) “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulations under such section.

(g) “Committee” means the Compensation Committee of the Board which shall be (i) constituted so as to permit the Plan to comply with Rule 16b-3 and (ii) constituted solely of two or more “outside directors,” within the meaning of Code Section 162(m) and applicable interpretive authority thereunder.

(h) “Company” means Prosperity Bancshares, Inc.

(i) “Covered Employee” means an individual described in Code Section 162(m)(3).

(j) “Director” means an individual elected to the Board by the shareholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

(k) “Employee” means any person (including an officer or a Director) in an employment relationship with the Company or any Affiliate.

(l) “Fair Market Value” means, as of any specified date, the mean of the high and low sales prices of the Stock (i) reported by the any interdealer quotation system on which the Stock is quoted on that date or (ii) if the Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Stock are so reported. If the Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded. In the event Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate, consistent with Treasury regulations and other formal Internal Revenue Service guidance under Code Section 409A, with the intent that Options and Stock Appreciation Rights granted under this Plan shall not constitute deferred compensation subject to Code Section 409A.

(m) “Holder” means an individual who has been granted an Award.

(n) “Incentive Stock Option” means an incentive stock option within the meaning of Code Section 422(b).

(o) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(p) “Nonqualified Stock Option” means an option granted under Section VII of the Plan to purchase Stock which does not constitute an Incentive Stock Option.

(q) “Option” means an Award granted under Section VII of the Plan and includes both Incentive Stock Options to purchase Stock and Nonqualified Stock Options to purchase Stock.

(r) “Option Agreement” means a written agreement between the Company and a Holder with respect to an Option.

(s) “Performance Award” means an Award granted under Section X of the Plan.

(t) “Performance Award Agreement” means a written agreement between the Company and a Holder with respect to a Performance Award.

(u) “Performance Formula” means, for a Performance Period, one or more objective formulas applied against the relevant performance goal to determine, with regard to the Performance Award of a particular Holder, whether all, some portion but less than all, or none of the Performance Award has been earned for the Performance Period.

(v) “Performance Period” means the period during which performance relating to a Performance Award is measured.

(w) “Phantom Stock Award” means an Award granted under Section XI of the Plan.

(x) “Phantom Stock Award Agreement” means a written agreement between the Company and a Holder with respect to a Phantom Stock Award.

(y) “Plan” means the Prosperity Bancshares, Inc. 2012 Stock Incentive Plan, as amended from time to time.

(z) “Restricted Award” means a Restricted Stock Award or a Restricted Stock Unit Award.

(aa) “Restricted Stock Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

(bb) “Restricted Stock Award” means an Award granted under Section IX of the Plan.

(cc) “Restricted Stock Unit Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Unit Award.

(dd) “Restricted Stock Unit Award” means an Award granted under Section IX of the Plan.

(ee) “Rule 16b-3” means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

(ff) “Securities Act” means the Securities Act of 1933, as amended.

(gg) “Spread” means, in the case of a Stock Appreciation Right, an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date such right is exercised over the exercise price of such Stock Appreciation Right.

(hh) “Stock” means the common stock, $1.00 par value, of the Company.

(ii) “Stock Appreciation Right” means an Award granted under Section VIII of the Plan.

(jj) “Stock Appreciation Rights Agreement” means a written agreement between the Company and a Holder with respect to an Award of Stock Appreciation Rights.

III. EFFECTIVE DATE AND DURATION OF THE PLAN

This Plan shall be effective on February 22, 2012, which is the date of its adoption by the Board (the “Effective Date”), subject to the approval of the Plan by the Company’s shareholders within twelve months after the Effective Date. If the Plan is not so approved by the Company’s shareholders, (a) the Plan shall not be effective, and (b) any grants of Awards under the Plan shall immediately expire and be of no force and effect. No Awards may be exercised or paid prior to the approval of the Plan by the Company’s shareholders. No Awards may be granted under the Plan after the tenth anniversary of the Effective Date. The Plan shall remain in effect until all Awards granted under the Plan have been satisfied or expired.

IV. ADMINISTRATION

(a) Committee. The Plan shall be administered by the Committee. The Committee shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum, and all determinations of the Committee shall be made by not less than a majority of its members. Any decision or determination reduced to writing and signed by a majority of the members shall be fully effective as if it had been made by a majority vote of its members at a meeting duly called and held. The Committee may designate the Secretary of the Company or other Company employees to assist the Committee in the administration of this Plan, and may grant authority to such persons to execute Award agreements or other documents on behalf of the Committee and the Company.

(b) Powers. Subject to the provisions of the Plan, the Committee shall have the authority, in its discretion:

i. to determine the Fair Market Value;

ii. to select the Employees and Directors to whom Awards may be granted hereunder;

iii. to determine whether and to what extent Awards or any combination thereof, are granted hereunder;

iv. to determine the number of shares of Stock or equivalent units to be covered by each Award granted hereunder;

v. to approve forms of agreement for use under the Plan;

vi. to reduce the exercise price of an Award to the then current Fair Market Value if the Fair Market Value of the Stock covered by such Award shall have declined since the date the Award was granted, provided that such action shall first have been approved by a vote of the stockholders of the Company;

vii. to determine or modify the terms and conditions, not inconsistent with the terms of the Plan or applicable law, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Appreciation Rights may be exercised or other Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Stock relating thereto, based in each case on such factors as the Committee, in its sole discretion, shall determine;

viii. to construe and interpret the terms of the Plan and Awards and to reconcile any inconsistency, correct any defect and/or supply any omission in the Plan or Award agreement;

ix. to prescribe, amend and rescind rules and regulations relating to the Plan;

x. to modify or amend each Award, subject to Article XIII;

xi. to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee;

xii. to determine the terms and restrictions applicable to Awards; and

xiii. to make all other determinations deemed necessary or advisable for administering the Plan.

The determinations of the Committee on the matters referred to in this Article IV shall be conclusive.

(c) Expenses. All expenses and liabilities incurred by the Committee in the administration of this Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons to assist the Committee in the carrying out of its duties hereunder.

V. GRANT OF OPTIONS, STOCK APPRECIATION RIGHTS,

RESTRICTED AWARDS, PERFORMANCE AWARDS

AND PHANTOM STOCK AWARDS; SHARES SUBJECT TO THE PLAN

(a) Stock Grant and Award Limits. The Committee may from time to time grant Awards to one or more Employees or Directors determined by it to be eligible for participation in the Plan in accordance with the provisions of Section VI. Subject to Section XII, the maximum aggregate number of shares of Stock that may be issued under the Plan is 1,250,000, any or all of which may be issued through Incentive Stock Options. Shares of Stock shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or is canceled or forfeited, or the rights of its Holder terminate or the Award is settled in cash, any Stock subject to such Award shall again be available for grant under an Award. Notwithstanding anything to the contrary contained herein: (i) shares of Stock surrendered or withheld in payment of the exercise price of an Option shall count against the aggregate plan limit described above; and (ii) shares of Stock withheld by the Company to satisfy any tax withholding obligation shall count against the aggregate plan limit described above. No fractional shares of Stock may be issued hereunder. Any shares of Stock which may remain unissued and which are not subject to outstanding Awards at the termination of this Plan shall cease to be reserved for the purpose of this Plan, but until termination of this Plan or the termination of the last of the Awards granted under this Plan, whichever last occurs, the Company shall at all times reserve a sufficient number of shares to meet the requirements of this Plan. Separate stock certificates shall be issued by the Company for those shares acquired pursuant the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of a Nonqualified Stock Option.

Notwithstanding any provision in the Plan to the contrary, no more than 250,000 shares of Stock may be subject to Options granted under the Plan to any one individual during any calendar year, no more than 250,000 shares of Stock may be subject to Stock Appreciation Rights granted under the Plan to any one individual during any calendar year, no more than 250,000 shares of Stock may be granted under the Plan as a Restricted Stock Award to any one individual during any calendar year, and no more than 250,000 shares of Stock may be granted under the Plan as a Restricted Stock Unit Award to any one individual during any calendar year. The number of shares of Stock that may be issued to individuals as set forth in the preceding sentence shall be subject to adjustment in the same manner as provided in Section XII hereof with respect to shares of Stock subject to Options, Stock Appreciation Rights, Restricted Stock Awards or Restricted Stock Unit Awards then outstanding. The limitations set forth in this paragraph shall be applied in a manner which will permit compensation generated under the Plan with respect to Covered Employees to constitute “qualified performance-based compensation” for purposes of Code Section 162(m), including, without limitation, counting against such maximum number of shares of Stock, to the extent required under Code Section 162(m) and applicable interpretive authority thereunder, any shares of Stock subject to Options or Stock Appreciation Rights that expire, are canceled or repriced or Restricted Stock Awards or Restricted Stock Unit Awards that are forfeited.

(b) Stock Offered. The stock to be offered pursuant to the grant of an Award may be authorized but unissued Stock or Stock previously issued and outstanding and reacquired by the Company.

VI. ELIGIBILITY

The Committee, in its sole discretion, shall determine who shall receive Awards under the Plan. Awards other than Incentive Stock Options may be granted to all Employees and Directors of the Company or its Affiliates, including Affiliates that become such after adoption of the Plan. Incentive Stock Options may be granted to all Employees of the Company or its Affiliates, including Affiliates that become such after adoption of the Plan. A recipient of an Award must be an Employee or Director at the time the Award is granted. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option or a Nonqualified Stock Option, a Stock Appreciation Right, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award, a Phantom Stock Award or any combination thereof.

VII. STOCK OPTIONS

(a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant; provided that the term of an Incentive Stock Option may not be more than ten years from the date of grant.

(b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

(c) Special Limitations on Incentive Stock Options. Except as otherwise provided under the Code or applicable regulations, to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Stock with respect to which Incentive Stock Options (determined without regard to this sentence) are exercisable for the first time by a Holder during any calendar year under all incentive stock option plans of the Company and its Affiliates exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliate, unless (i) at the time such Option is granted the exercise price is at least 110% of the Fair Market Value of the Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

(d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under Code Section 422. An Option Agreement may provide for the payment of the exercise price, in whole or in part, by (i) cash, cashier’s check, bank draft, or postal or express money order payable to the order of the Company, or (ii) subject to the approval by the Committee, (A) certificates representing shares of Stock theretofore owned by the Holder duly endorsed for transfer to the Company, (B) for Nonqualified Stock Options, an election by the Holder for the Company to issue only a number of shares of Stock equal to (1) the number of shares with respect to which the Option is being exercised, less (2) a number of shares having an aggregate Fair Market Value as of the date of exercise equal to the aggregate exercise price, (C) a “cashless” exercise program established with a broker, (D) in any other form of legal consideration that may be acceptable to the Committee, or (E) any combination of the preceding, equal in value to the full amount of the exercise price. Each Option Agreement shall specify the effect of termination of employment or the cessation of service as a Director on the exercisability of the Option. An Option Agreement may also include, without limitation, provisions relating to (i) vesting of Options, subject to the provisions hereof accelerating such vesting on a Change of Control, (ii) tax matters (including provisions (y) permitting the delivery of additional shares of Stock or the withholding of shares of Stock from those acquired upon exercise to satisfy federal or state income tax withholding requirements and (z) dealing with any other applicable employee wage withholding requirements), and (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical. No Option shall include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option.

(e) Exercise Price and Payment. The “exercise price” at which a share of Stock may be purchased upon exercise of an Option shall be determined by the Committee, but (i) such exercise price shall not be less than the Fair Market Value of Stock on the date the Option is granted and (ii) such exercise price shall be subject to adjustment as provided in Section XII. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Code Sections 424(a) and 409A, as applicable. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The exercise price of the Option or portion thereof shall be paid in full in the manner set forth in the Option Agreement.

(f) Shareholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a shareholder only with respect to such shares of Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder’s name.

(g) Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation of the employing corporation with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or an Affiliate of stock of the employing corporation with the result that such employing corporation becomes an Affiliate.

VIII. STOCK APPRECIATION RIGHTS

(a) Stock Appreciation Rights. A Stock Appreciation Right is the right to receive an amount equal to the Spread with respect to a share of Stock upon the exercise of such Stock Appreciation Right. Stock Appreciation Rights may be granted in connection with the grant of an Option, in which case the Option Agreement will provide that exercise of Stock Appreciation Rights will result in the surrender of the right to purchase the shares under the Option as to which the Stock Appreciation Rights were exercised, and that exercise of the Option will result in the surrender of the Stock Appreciation Rights with respect to the shares covered by the Stock Appreciation Rights as to which the Option was exercised. Alternatively, Stock Appreciation Rights may be granted independently of Options in which case each Award of Stock Appreciation Rights shall be evidenced by a Stock Appreciation Rights Agreement which shall contain such terms and conditions as may be approved by the Committee. The Spread with respect to a Stock Appreciation Right may be payable either in cash, shares of Stock with a Fair Market Value equal to the Spread or in a combination of cash and shares of Stock. With respect to Stock Appreciation Rights that are subject to Section 16 of the 1934 Act, however, the Committee shall, except as provided in Section XII(c), retain sole discretion (i) to determine the form in which payment of the Stock Appreciation Right will be made (i.e., cash, securities or any combination thereof) or (ii) to approve an election by a Holder to receive cash in full or partial settlement of Stock Appreciation Rights. Each Stock Appreciation Rights Agreement shall specify the effect of termination of employment or the cessation of service as a Director on the exercisability of the Stock Appreciation Rights.

(b) Other Terms and Conditions. At the time of such Award, the Committee, may in its sole discretion, prescribe additional terms, conditions or restrictions relating to Stock Appreciation Rights. Such additional terms, conditions or restrictions shall be set forth in the Stock Appreciation Rights Agreement made in conjunction with the Award. Such Stock Appreciation Rights Agreements may also include, without limitation, provisions relating to (i) vesting of Awards, subject to the provisions hereof accelerating vesting on a Change of Control, (ii) tax matters (including provisions covering applicable wage withholding requirements), and (iii) any other matters not inconsistent with the terms and provisions of this Plan, that the Committee shall in its sole discretion determine. The terms and conditions of the respective Stock Appreciation Rights Agreements need not be identical.

(c) Exercise Price. The exercise price of each Stock Appreciation Right shall be determined by the Committee, but such exercise price (i) shall not be less than the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is granted (or such greater exercise price as may be required if such Stock Appreciation Right is granted in connection with an Incentive Stock Option that must have an exercise price equal to 110% of the Fair Market Value of the Stock on the date of grant pursuant to Section VII(c)), and (ii) shall be subject to adjustment as provided in Section XII.

(d) Exercise Period. The term of each Stock Appreciation Right shall be as specified by the Committee at the date of grant.

(e) Limitations on Exercise of Stock Appreciation Right. A Stock Appreciation Right shall be exercisable in whole or in such installments and at such times as determined by the Committee.

IX. RESTRICTED AWARDS

(a) Grant of Restricted Awards. Subject to the terms and conditions of the Plan, Restricted Awards may be granted to Employees and Directors at any time as shall be determined by the Committee, in its sole discretion. A Restricted Award is an Award of Stock (“Restricted Stock”) or hypothetical shares of Stock (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Stock, which may, but need not, provide that such Restricted Award will be subject to forfeiture and may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period as the Committee shall determine. Subject to Section V(a) hereof, the Committee shall have complete discretion to determine (i) the number of Shares subject to a Restricted Award granted to any individual, and (ii) the conditions that must be satisfied, which may include a performance-based component, upon which is conditioned the grant, vesting or issuance of a Restricted Award.

(b) Restricted Stock. Each Holder granted Restricted Stock shall execute and deliver to the Company a Restricted Stock Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Company determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Holder pending the release of the applicable restrictions, the Committee may require the Holder to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable and (ii) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Holder shall fail to execute a Restricted Stock Agreement and, if applicable, an escrow agreement and stock power, the Award shall be null and void.

Subject to the restrictions set forth in the Restricted Stock Agreement, the Holder generally shall have the rights and privileges of a holder of Stock as to such Restricted Stock, including the right to vote such Restricted Stock. At the discretion of the Committee, cash dividends and stock dividends with respect to the Restricted Stock may be either currently paid to the Holder on the day on which the corresponding dividend on shares of Stock is paid to shareholders, or withheld by the Company for the Holder’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. Any cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Stock (and earnings thereon, if applicable) shall be distributed to the Holder in cash or, at the discretion of the Committee, in shares of Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such shares and, if such shares are forfeited, the Holder shall have no right to such dividends.

Restricted Stock awarded to a Holder shall be subject to the following restrictions until the expiration of such restrictions, and satisfaction of any applicable performance goals during such period, and to such other terms and conditions as may be set forth in the applicable Restricted Stock Agreement: (A) if an escrow arrangement is used, the Holder shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Restricted Stock Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the Restricted Stock Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Holder to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.

Upon the expiration of the restrictions with respect to any Restricted Stock, the restrictions set forth in this Section IX(b) and the applicable Restricted Stock Agreement shall be of no further force or effect with respect to such shares of Stock, except as set forth in the applicable Restricted Stock Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Holder, or his beneficiary, without charge, the stock certificate evidencing the Restricted Stock which has not then been forfeited and with respect to which the restrictions have expired (to the nearest full share) and any cash distributions or stock dividends credited to the Holder’s account with respect to such Restricted Stock and the interest thereon, if any.

The Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment (by retirement, disability, death or otherwise) of a Holder prior to expiration of the restrictions on such Restricted Stock. Such additional terms, conditions or restrictions shall be set forth in the Restricted Stock Agreement. The Restricted Stock Agreement may also include, without limitation, provisions relating to (i) subject to the provisions hereof accelerating vesting on a Change of Control, vesting of Awards, (ii) tax matters (including provisions (y) covering any applicable employee wage withholding requirements and (z) prohibiting an election by the Holder under Code Section 83(b)), and (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Agreements need not be identical.

(c) Restricted Stock Units. The terms and conditions of a grant of Restricted Stock Units shall be reflected in a written Restricted Stock Unit Agreement. No shares of Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside a fund for the payment of any such Award. At the discretion of the Committee, and only to the extent set forth in the applicable Restricted Stock Unit Agreement, each Restricted Stock Unit (representing one share of Stock) may be credited with cash distributions and stock dividends paid by the Company in respect of one share of Stock (“Dividend Equivalents”). At the discretion of the Committee, Dividend Equivalents may be either currently paid to the Holder on the day on which the corresponding dividend on shares of Stock is paid to shareholders, or withheld by the Company for the Holder’s account, and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Holder’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Holder upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Holder shall have no right to such Dividend Equivalents.

Restricted Stock Units awarded to any Holder shall be subject to (A) forfeiture until the expiration of the restrictions applicable to such Award, and satisfaction of any applicable performance goals during such period, to the extent provided in the applicable Restricted Stock Unit Agreement, and to the extent such Restricted Stock Units are forfeited, all rights of the Holder to such Restricted Stock Units shall terminate without further obligation on the part of the Company, and (B) such other terms and conditions as may be set forth in the applicable Restricted Stock Unit Agreement.

Except as otherwise provided in a Restricted Stock Unit Agreement, upon the expiration of the restrictions with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Holder, or his beneficiary, without charge, one share of Stock for each such outstanding Restricted Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit and the interest thereon or, at the discretion of the Committee, in shares of Stock having a Fair Market Value equal to such Dividend Equivalents’ interest thereon, if any; provided, however, that, if explicitly provided in the applicable Restricted Stock Unit Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part shares of Stock in lieu of delivering only shares for Vested Units. If a cash payment is made in lieu of delivering shares of Stock, the amount of such payment shall be equal to the aggregate Fair Market Value of the shares as of the date on which the restrictions lapsed with respect to such Vested Unit.

The Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Unit Awards, including, but not limited to, rules pertaining to the termination of employment (by retirement, disability, death or otherwise) of a Holder prior to expiration of the restrictions on such Restricted Stock Units. Such additional terms, conditions or restrictions shall be set forth in the Restricted Stock Unit Agreement. The Restricted Stock Unit Agreement may also include, without limitation, provisions relating to (i) subject to the provisions hereof accelerating vesting on a Change of Control, vesting of Awards, (ii) tax matters (including provisions covering any applicable employee wage withholding requirements, and (iii) any other matters not inconsistent with the terms and provisions of this Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Stock Unit Agreements need not be identical.

(d) Payment for Stock. The Committee shall determine the amount and form of any payment for Stock received pursuant to a Restricted Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Stock received pursuant to a Restricted Award, except to the extent otherwise required by law.

X. PERFORMANCE AWARDS

(a) Designation of Performance Award. The Committee shall have the authority, at the time of grant of any Award described in this Plan (other than Options and Stock Appreciation Rights granted with an exercise price equal to or greater than the Fair Market Value per share of Stock on the date of grant), to designate such Award or a portion of such Award as a Performance Award. In addition, the Committee shall have the authority to make an award of a cash bonus to any Employee or Director and designate such award as a Performance Award in order to qualify such Award as “qualified performance-based compensation” under Code Section 162(m); provided that the maximum amount that can be paid in any calendar year to any individual pursuant to a cash bonus award described in this sentence shall be $2,500,000.

(b) Performance Period and Performance Criteria. A Performance Award may be awarded to an Employee or Director contingent upon future performance of the Employee or Director, the Company or any subsidiary, division or department thereof by or in which he performs services. The Committee shall establish, with respect to each Performance Award, a Performance Period over which the performance of the Holder, the Company or any subsidiary, division or department thereof shall be measured. Prior to the commencement of each Performance Period (or such later time as may be permitted for qualified performance-based compensation under Code Section 162(m) and the regulations thereunder), the Committee shall establish written performance goals and a bonus opportunity for each Performance Award granted for such Performance Period. The performance goals shall be based on one or more of the following criteria:

•	Net income (before or after taxes)

•	Earnings per share, including, but not limited to, EPS growth (basic or diluted)

•	Operating earnings per share, including, but not limited to, EPS growth (basic or diluted)

•	Net income growth (before or after taxes)

•	Asset growth

•	Loan growth

•	Deposit growth

•	Credit quality ratios

•	Return on average assets

•	Return on average equity

•	Return on average tangible equity

•	Dividend payout

•	Share price (including, but not limited to, growth measures and total shareholder return)

•	Expense targets

•	Operating efficiency or efficiency ratios

•	Customer satisfaction

•	Market share

Any one or more of the performance criteria listed above may be used on an absolute or relative basis to measure the performance of the Company and/or an Affiliate as a whole or any business unit of the Company and/or an Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria as compared to the performance of a group of comparable companies, or published or special index that the Committee, in its sole discretion, deems appropriate. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance criteria without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

A performance goal for a Performance Award granted to a Covered Employee that is intended to constitute “qualified performance-based compensation” under Code Section 162(m) may not be based solely on the Holder’s continued employment with the Company or an Affiliate for a specified period of time.

(c) Performance Awards. The Committee will, in its sole discretion, designate not later than 90 days after the commencement of a Performance Period (or, if sooner, before twenty five percent (25%) of the Performance Period has elapsed) which Holders will be eligible to receive Performance Awards in respect of such Performance Period. However, designation of a Holder eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle such Holder to receive payment in respect of any Performance Award for such Performance Period. The determination as to whether or not such Holder becomes entitled to payment in respect of any Performance Award shall be decided solely in accordance with the provisions of this Section X. Moreover, designation of a Holder eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Holder eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Holder eligible to receive an Award hereunder shall not require designation of any other person as eligible to receive an Award hereunder in such period or in any other period. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Awards to be issued, the criteria (from the list set forth in paragraph (b) above) that will be used to establish the performance goal(s), the kind(s) and/or level(s) of the performance goals(s) that is (are) to apply and the Performance Formula. The Performance Formula may specify a minimum acceptable level of achievement of the relevant performance goals, as well as one or more additional levels of achievement, and a formula to determine the percentage of the Award deemed to have been earned by the Holder upon attainment of each such level of achievement, which percentage may exceed 100%. Not later than 90 days after the commencement of a Performance Period (or, if sooner, before twenty five percent (25%) of the Performance Period has elapsed), the Committee shall, with regard to the Performance Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in this Section X and record the same in writing. The performance goals and bonus opportunity relating to any particular Performance Award need not be the same as those relating to any other Performance Award, whether made at the same or a different time.

The Committee is authorized, in its sole and absolute discretion, to adjust or modify the calculation of a performance goal for a Performance Period (provided, that if an Award is intended to constitute “qualified performance based compensation” under Code Section 162(m), such adjustment or modification may be made only to the extent permitted under Code Section 162(m)) in order to prevent the dilution or enlargement of the rights of Holders based on the following events:

•	asset write-downs;

•	litigation or claim judgments or settlements;

•	the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;

•	any reorganization and restructuring programs;

•

extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year;

•	acquisitions or divestitures;

•	any other specific unusual or nonrecurring events, or objectively determinable category thereof;

•	foreign exchange gains and losses; and

•	a change in the Company’s fiscal year.

(d) Earning and Certification of Performance Award. Promptly after the date on which the necessary information for a particular Performance Period becomes available, and prior to the payment of any Performance Award, the Committee shall review and certify in writing whether, and to what extent, the performance goals have been achieved and, if so, calculate and certify in writing (with respect to each Holder who is a Covered Employee) that amount of the Performance Awards earned, through the achievement of the relevant performance goals, by each Holder for such Performance Period based upon the Performance Formula. The Committee shall then determine the actual size of each Holder’s Performance Award for the Performance Period. In determining the actual size of an individual Performance Award, the Committee may reduce or eliminate the amount of the Performance Award earned through the use of negative discretion if, in its sole judgment, such reduction or elimination is appropriate. With respect to any Performance Award intended to constitute “qualified performance-based compensation” under Code Section 162(m), the Committee shall not have the discretion to (A) grant or provide payment in respect of Performance Awards if the performance goals have not been attained; (B) increase a Performance Award above the maximum amount payable under Section V.(a) or X.(a) of the Plan; or (C) cause an increase in a Holder’s Performance Award as a result of the use of negative discretion with respect to another Holder’s Performance Award. In addition, if a Performance Award is based, in whole or in part, on a percentage of a Holder’s salary, base pay or other compensation, the maximum amount of the Performance Award must be fixed at the time the performance goals are established. Notwithstanding the foregoing, a Performance Award Agreement may provide that a Performance Award may be payable upon death, disability or change of ownership or control prior to the attainment of the performance goals, provided that any such Award will not constitute “qualified performance-based compensation” under Code Section 162(m) to the extent the Award is actually paid prior to the attainment of the performance goals.

(e) Payment. A Holder shall be eligible to receive payment in respect of a Performance Award only to the extent that: (A) the applicable performance goals are achieved; and (B) the Performance Formula as applied against such performance goals determines that all or some portion of such Holder’s Performance Award has been earned. As soon as administratively feasible after the Committee has determined and certified in writing (if required with respect to a Covered Employee) the extent to which a Performance Award has been earned, such Performance Award shall be distributed in cash, Stock or a combination thereof, as determined by the Committee in accordance with the terms of the Performance Award Agreement. If, after the attainment of the applicable performance goals, payment of a Performance Award in cash is accelerated to an earlier date, the amount paid will be discounted to reasonably reflect the time value of money. Any Performance Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (A) with respect to a Performance Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (B) with respect to a Performance Award that is payable in Stock, by an amount greater than the appreciation of a share of Stock from the date such Award is deferred to the payment date.

(f) Termination of Employment or Cessation of Service as a Director. A Performance Award shall terminate if the Holder does not remain continuously in the employ of the Company or an Affiliate or continuously serve as a Director at all times during the applicable Performance Period, except as may be determined by the Committee or as may otherwise be provided in the Performance Award Agreement at the time granted.

(g) Agreements. At the time any Performance Award is made under this Section X, the Company and the Holder shall enter into a Performance Award Agreement setting forth each of the matters contemplated hereby, and, in addition such matters as the Committee may determine to be appropriate. The terms and provisions of the respective agreements need not be identical.

XI. PHANTOM STOCK AWARDS

(a) Phantom Stock Awards. Phantom Stock Awards are rights to receive shares of Stock (or cash in an amount equal to the Fair Market Value thereof), or rights to receive an amount equal to any appreciation in the Fair Market Value of Stock (or portion thereof) over a specified period of time, which vest over a period of time or upon the occurrence of an event (including without limitation a Change of Control) as established by the Committee, without payment of any amounts by the Holder thereof (except to the extent otherwise required by law) or satisfaction of any performance criteria or objectives. Each Phantom Stock Award shall have a maximum value established by the Committee at the time of such Award.

(b) Award Period. The Committee shall establish, with respect to and at the time of each Phantom Stock Award, a period over which or the event upon which the Award shall vest with respect to the Holder.

(c) Awards Criteria. In determining the value of Phantom Stock Awards, the Committee shall take into account a Holder’s responsibility level, contributions, performance, potential, other Awards and such other considerations as it deems appropriate.

(d) Payment. Following the end of the vesting period for a Phantom Stock Award, but in no event later than March 15 of the calendar year immediately following the calendar year in which the vesting period ends, the Holder of a Phantom Stock Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Phantom Stock Award, based on the then vested value of the Award. Payment of a Phantom Stock Award may be made in cash, Stock or a combination thereof as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee in its sole discretion. Any payment to be made in Stock shall be based on the Fair Market Value of the Stock on the payment date. Cash dividend equivalents may be paid during or after the vesting period with respect to a Phantom Stock Award, as determined by the Committee, in a lump sum payment no later than March 15 of the calendar year immediately following the calendar year in which the Holder vests in such dividend equivalent.

(e) Termination of Employment or Cessation of Service as a Director. A Phantom Stock Award shall terminate if the Holder does not remain continuously in the employ of the Company or an Affiliate or continuously serve as a Director at all times during the applicable vesting period, except as may be otherwise determined by the Committee or as set forth in the Award at the time of grant.

(f) Agreements. At the time any Award is made under this Section XI, the Company and the Holder shall enter into a Phantom Stock Award Agreement setting forth each of the matters contemplated hereby and, in addition, such matters as the Committee may determine to be appropriate. The terms and provisions of the respective agreements need not be identical.

XII. RECAPITALIZATION OR REORGANIZATION

(a) To the extent necessary to preserve the economic intent of Awards, in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, consolidation, combination, exchange, or other relevant change in capitalization occurring after the date of grant of any Award, Awards granted under the Plan and any Award agreements, the exercise price of Options and Stock Appreciation Rights, the maximum number of shares of Common Stock subject to all Awards stated in Section V and the maximum number of shares of Common Stock with respect to which any one person may be granted Awards during any period stated in Section V will be equitably adjusted or substituted, as to the number, price or kind of a share of Stock or other consideration subject to such Awards. In the case of adjustments made pursuant to this Section XII, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section XII will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Nonqualified Stock Options, ensure that any adjustments under this Section XII will not constitute a modification of such Nonqualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section XII shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3. Further, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, any adjustments or substitutions will not cause the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

(b) In the event of a Change of Control, all outstanding Awards shall immediately vest and become exercisable or satisfiable, as applicable, and the Committee, in its discretion, may take any other action with respect to outstanding Awards that it deems appropriate, which action may vary among Awards granted to individual Holders; provided, however, that such action shall not reduce the value of an Award. In particular, with respect to Options, the actions the Committee may take upon a Change of Control include, but are not limited to, the following: (i) providing that Options may be exercised in full for a limited period of time on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised Options and all rights of Holders thereunder shall terminate, (ii) requiring the mandatory surrender to the Company by selected Holders of some or all of the outstanding Options held by such Holders (irrespective of whether such Options are then exercisable) as of a date, before or after such Change of Control, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay to each such Holder an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option over the exercise price(s) under such Options for such shares, (iii) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding), or (iv) provide that the number and class of shares of Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of Stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Holder had been the holder of record of the number of shares of Stock then covered by such Option. The provisions contained in this Section shall not terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Change of Control.

(c) The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

(d) Any adjustment provided for in Subsections (a) or (b) above shall be subject to any required shareholder action.

(e) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to Awards theretofore granted or the exercise price per share, if applicable.

XIII. AMENDMENT AND TERMINATION OF THE PLAN

The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that, (i) except as provided herein or in an agreement governing an Award, no change in any Award theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder (unless such change is required in order to cause the benefits under the Plan to qualify as “qualified performance-based compensation” within the meaning of Code Section 162(m), if applicable, and applicable interpretive authority thereunder), (ii) the Board may not make any alteration or amendment which would decrease any authority granted to the Committee hereunder in contravention of Rule 16b-3, and (iii) the Board may not amend the Plan without approval of the shareholders if such approval is required to comply with Rule 16b-3, if applicable, any rule promulgated by the exchange on which Stock is tradable, or any applicable provisions of the Code or other laws. Subject to the foregoing, the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Holders with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to the nonqualified deferred compensation provisions of Code Section 409A and/or to bring the Plan and/or Awards granted under it into compliance therewith.

XIV. MISCELLANEOUS

(a) No Right to An Award. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee or Director any right to be granted an Award or any of the rights hereunder except as may be evidenced by an Award or by an Option Agreement, Stock Appreciation Rights Agreement, Restricted Stock Agreement, Restricted Stock Unit Agreement, Performance Award Agreement or Phantom Stock Award Agreement on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein.

(b) Rights Unsecured. The right of an Employee or Director to receive Stock, cash or any other payment under this Plan shall be an unsecured claim against the general assets of the Company. The Company may, but shall not be obligated to, acquire shares of Stock from time to time in anticipation of its obligations under this Plan, but a Holder shall have no right in or against any shares of Stock so acquired. All Stock shall constitute the general assets of the Company and may be disposed of by the Company at such time and for such purposes as it deems appropriate. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

(c) No Employment Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee or Director any right with respect to continuation of employment or service with the Company or any Affiliate,

(ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment or (iii) interfere in any way with the right of the Board or the shareholders of the Company to remove him or her as a Director at any time. Any questions as to whether and when there has been a termination of employment or service and the cause of such termination shall be determined by the Committee, and its determination shall be final.

(d) Other Laws. The Company shall not be obligated to issue any Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the issuance and sale of such shares. Unless the Awards and Stock covered by this Plan have been registered under the Securities Act, or the Company has determined that such registration is unnecessary, each Holder of an Award under this Plan may be required by the Company to give representation in writing that such Holder is acquiring the shares of Stock covered by such Award for his or her own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

(e) Withholding. To the extent provided by the terms of an Award agreement and subject to the discretion of the Committee, a Holder may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Holder by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Stock from the shares of Stock otherwise issuable to the Holder as a result of the exercise or acquisition of Stock under the Award, provided, however, that no shares of Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Stock.

(f) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee or Director or beneficiary thereof shall have any claim against the Company or any Affiliate as a result of any such action.

(g) Restrictions on Transfer. An Award shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or legal representative.

(h) Beneficiary Designation. Each Holder may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Holder, shall be in a form prescribed by the Committee, and will be effective only when filed by the Holder in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Holder’s death shall be paid to his estate.

(i) Rule 16b-3. It is intended that the Plan and any grant of an Award made to a person subject to Section 16 of the 1934 Act meet all of the requirements of Rule 16b-3. If any provision of the Plan or any such Award would disqualify the Plan or such Award under, or would otherwise not comply with, Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3.

(j) Code Section 162(m). If the Company is subject to Code Section 162(m), it is intended that the Plan comply fully with and meet all the requirements of Code Section 162(m) so that Awards may, if intended, constitute “qualified performance-based compensation” within the meaning of such section. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Code Section 162(m)

as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Code Section 162(m); provided that no such construction or amendment shall have an adverse effect on the economic value to a Holder of any Award previously granted hereunder.

(k) Code Section 409A. The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Code Section 409A. The Plan and all Awards shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption thereto. Should any provision of the Plan, any Award, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Holder, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. If the Board (or its delegate) determines that an Award is “nonqualified deferred compensation” subject to Code Section 409A, and that the Holder is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) and the regulations and other guidance issued thereunder, then, to the extent required by Code Section 409A, the exercise or distribution of such Award upon a separation from service may not be made before the date which is six months after the date the Holder separates from service with the Company or any of its Affiliates. Notwithstanding any other provision contained herein, terms such as “termination of service,” “termination of employment” and “termination of engagement” shall mean a “separation from service” within the meaning of Code Section 409A, to the extent any exercise or distribution hereunder could be deemed “nonqualified deferred compensation” for purposes thereof.

(l) Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights or indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(m) Changes in Law. The Board may amend the Plan and any outstanding Awards granted thereunder in such respects as the Board shall, in its sole discretion, deem advisable in order to incorporate in the Plan or any such Awards any new provision or change designed to comply with or take advantage of requirements or provisions of the Code or any other statute, or rules or regulations of the Internal Revenue Service or any other federal or state governmental agency enacted or promulgated after the adoption of the Plan.

(n) Clawbacks. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

(o) Electronic Delivery and Acceptance. The Company may, in its sole discretion, deliver any documents related to an Award by electronic means. To participate in the Plan, a Holder consents to receive all applicable documentation by electronic delivery and through an on-line (and/or voice activated) system established and maintained by the Company or a third party vendor designated by the Company.

(p) Governing Law. This Plan shall be construed in accordance with the laws of the State of Texas.